Exhibit 3.1

Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF INCORPORATION OF "YOSHIHARU GLOBAL CO.", FILED IN THIS OFFICE ON THE NINTH DAY OF DECEMBER, A.D. 2021, AT 5:02 O`CLOCK P.M.

Jeffrey W. Bullock, Secretary of State

6463509 8100
SR# 20214041783

Authentication: 204931787
Date: 12-09-21

State of Delaware
Secretary of State
Division of Corporations
Delivered 05:02 PM 12/09/2021
FILED 05:02 PM 12/09/2021
SR 20214041783 - File Number 6463509

STATE OF DELAWARE
CERTIFICATE OF INCORPORATION
OF
YOSHIHARU GLOBAL CO.

FIRST: The name of the corporation is Yoshiharu Global Co. (the "Corporation").

SECOND: The address of the Corporation's registered office in the State of Delaware is 108 Lakeland Avenue, in the City of Dover, County of Kent, 19901. The name of its registered agent at such address is Capitol Services, Inc.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the "General Corporation Law").

FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is 50,000,000, consisting of (a) 49,000,000 shares of Class A Common Stock of the par value of $0.0001 per share, and (b) 1,000,000 shares of Class B Common Stock of the par value of $0.0001 per share.

The following is a statement of the designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of capital stock of the Corporation.

A. VOTING RIGHTS.

1. The holders of the Class A Common Stock and Class B Common Stock shall have voting rights in the election of directors and on all other matters presented to stockholders (whether at a meeting of stockholders or by written action in lieu of meetings), with each holder being entitled to one vote for each share of Class A Common Stock and ten votes for each share of Class B Common Stock held of record by such holder on such matters. There shall be no cumulative voting.

2. The number of authorized shares of Class A Common Stock and/or Class B Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of shares of capital stock of the Corporation representing a majority of the votes represented by all outstanding shares of capital stock of the Corporation entitled to vote, voting as a single group, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law.

B. DIVIDENDS. The holders of shares of Class A Common Stock and/or Class B Common Stock shall be entitled to receive dividends out of any assets legal available therefore, payable only when, as and if declared by the Board of Directors of the Corporation.

C. LIQUIDATION RIGHTS.

1. Upon any liquidation, dissolution, or winding up of the Corporation, whether voluntary or involuntary (a "***Liquidation Event***"), the remaining assets of the Corporation legally available for distribution in such Liquidation Event (or the consideration received by the Corporation or its stockholders in an Acquisition or Asset Transfer (defined below)), if any, shall be distributed ratably to the holders of the Class A Common Stock and the Class B Common Stock.

2. For the purposes of this Section C of Article FOURTH, the following definitions shall apply:

i. "***Acquisition***" shall mean any consolidation or merger of the Corporation with or into any other corporation or other entity or person, or any other corporate reorganization, other than any such consolidation, merger or reorganization in which the shares of capital stock of the Corporation immediately prior to such consolidation, merger or reorganization, continue to represent a majority of the voting power of the surviving entity (or, if the surviving entity is a wholly owned subsidiary, its parent) immediately after such consolidation, merger or reorganization; and

ii. "***Asset Transfer***" shall mean a sale, lease, exclusive license or other disposition of all or substantially all of the assets of the Corporation.

3. In any Acquisition or Asset Transfer, if the consideration to be received is securities of a corporation or other property other than cash, its value will be deemed its fair market value as determined in good faith by the Board of Directors on the date such determination is made.

4. The Corporation shall not have the power to effect an Acquisition or Asset Transfer unless the definitive agreement for such transaction provides that the consideration payable to the stockholders of the Corporation in connection therewith shall be allocated among the holders of capital stock of the Corporation in accordance with this Section C of Article FOURTH.

D. CONVERSION RIGHTS.

1. The holders of shares of Class A Common Stock shall not be entitled to conversion rights.

2. The holders of shares of Class B Common Stock shall be entitled to conversion rights. Each share of Class B Common Stock shall be automatically convertible into one share of Class A common stock upon the earliest of the date such share ceases to be beneficially owned, as such term is defined under Section 13(d) of the Securities Exchange Act of 1934. In addition, each share of Class B common stock may be converted at any time into one share of Class A common stock at the option of the holder. The one-to-one conversion ratio will be equitably preserved in the event of any stock dividend, stock split or combination or merger, consolidation or other reorganization by us with another entity.

E. PREEMPTIVE RIGHTS. The holders of shares of Class A Common Stock and/or Class B Common Stock shall not be entitled to preemptive rights.

F. REDEMPTION. Neither the Class A Common Stock nor the Class B Common Stock is redeemable at the option of the holder thereof.

FIFTH: The name and mailing address of the incorporator are James Chae, 6940 Beach Blvd., Suite D-705, Buena Park, CA 90621.

SIXTH: The Corporation is to have a perpetual existence.

SEVENTH: In furtherance and not in limitation of the powers conferred by statute, the board of directors is expressly authorized to adopt, amend or repeal the bylaws of the Corporation.

EIGHTH: The number of members of the Board of Directors of the Corporation shall be determined in the manner set forth in the Bylaws of the Corporation. Elections of members of the Board of Directors need not be by written ballot unless otherwise provided in the Bylaws of the Corporation.

NINTH: Meetings of stockholders may be held within or without the State of Delaware, as the bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the bylaws of the Corporation. Elections of directors need not be by written ballot unless the bylaws of the Corporation shall so provide.

TENTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

ELEVENTH: The Corporation shall indemnify, to the fullest extent now or hereafter permitted by law, each director or officer of the Corporation who was or is made a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was an authorized representative of the Corporation, against all expenses (including attorneys' fees and disbursements), judgments, fines (including excise taxes and penalties) and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding. Notwithstanding the foregoing, the Corporation shall not be required to indemnify any person in connection with any action, suit or proceeding (or part thereof) commenced by such person, unless the commencement of such action, suit or proceeding (or part thereof) by the person was authorized in the specific case by the board of directors of the Corporation.

A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; provided however, that this provision shall not eliminate or limit the liability of a director to the extent that such elimination or limitation of liability is expressly prohibited by the General Corporation Law of the State of Delaware as in effect at the time of the alleged breach of duty by such director.

Any repeal or modification of this Article by the stockholders of the Corporation shall not adversely affect any right or protection existing at the time of such repeal or modification to which any person may be entitled under this Article. The rights conferred by this Article shall not be exclusive of any other right which the Corporation may now or hereafter grant, or any person may have or hereafter acquire, under any statute, provision of this Certificate of Incorporation, bylaws, agreement, vote of stockholders or disinterested directors or otherwise. The rights conferred by this Article shall continue as to any person who has ceased to be a director or officer of the Corporation and shall inure to the benefit of the heirs, executors and administrators of such person.

For the purposes of this Article, the term "authorized representative" shall mean a director or officer of the Corporation or, while a director or officer of the Corporation, a person was serving at the request of the Corporation as a director or officer of any subsidiary of the Corporation, or as a trustee, custodian, administrator, committeeman or fiduciary of any employee benefit plan established and maintained by the Corporation or by any subsidiary of the Corporation.

THE UNDERSIGNED, being the incorporator named above, for the purposes of forming a corporation pursuant to the General Corporation Law of the State of Delaware, does make this certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this 9th day of December, 2021.

/s/ James Chae
James Chae, Incorporator